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                                                                     EXHIBIT 3.7


                               VFINANCE.COM, INC.
                        WRITTEN CONSENT TO ACTION IN LIEU
                      OF MEETING OF THE BOARD OF DIRECTORS

         Pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, the undersigned, constituting all of the members of the Board of Directors of vFinance.com, Inc., a Delaware corporation (the "Corporation"), do hereby waive any notice of, and dispense with the holding of, a meeting of the Board of Directors, and do hereby consent to the adoption of, and do hereby adopt, the following resolutions:

         WHEREAS, on January 24, 1994, the Corporation's board of directors amended Section 3.2 of the bylaws of the Corporation, changing the minimum authorized number of directors on the Corporation's board of directors; and

         WHEREAS, in connection with such amendment to the bylaws, Section 3.4 of the bylaws should have been amended to be consistent with the change in the number of directors set forth in the amended Section 3.2; and

         WHEREAS, the board of directors inadvertently failed to amend Section
3.4 of the bylaws to correspond with the amendment to Section 3.2 of the bylaws.

         NOW, THEREFORE, it is:

         RESOLVED, that the first sentence of Section 3.4 of the bylaws is hereby deleted in its entirety and replaced with the following:

                  "3.4 Quorum. At any meeting of the Board of Directors, a quorum shall be a majority of the number of serving directors."

         FURTHER RESOLVED, that all actions heretofore or hereafter taken and expenses incurred by any officer or director in furtherance of any of the actions authorized by the foregoing resolutions are hereby expressly ratified, confirmed, adopted and approved as acts and deeds of the Corporation; and

         FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, in all respects authorized, empowered and directed to take or cause to be taken such further action, and to execute and deliver, or cause to be executed and delivered, in the name and on behalf of the Corporation all such further agreements, certificates, instruments and documents as they may deem to be necessary, appropriate or desirable in order to effect the purposes and intent of the foregoing resolutions and to be in the best interest of the Corporation (as conclusively evidenced by the taking of such action or the execution and delivery of such agreements, certificates, instruments and documents, as the case may be), and that all actions heretofore taken by the officers of the Corporation in connection with the subject of the foregoing resolutions be,





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and they hereby are, in all respects approved, adopted, ratified and confirmed as acts and deeds of the Corporation.

         This action by Unanimous Written Consent may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

         IN WITNESS WHEREOF, the undersigned, constituting all of the members of the Board of Directors of the Corporation, have executed this written consent to action to be effective as of January 24, 1994.




/s/ Leonard J. Sokolow                               /s/ Timothy Mahoney
--------------------------                           --------------------------
Leonard J. Sokolow                                   Timothy Mahoney